DONAHUE ASSOCIATES, L.L.C.
27 Beach Road, Suite C05A
Monmouth Beach, NJ 07750
Phone: 732-229-7723

I hereby give my consent to release the financial statements of Nodesystem America, Inc. dated July
31, 2001 certified at September 14, 2001

/s/ Brian Donahue, C.P.A.
December 13, 2001